Exhibit 99.1

STORE Capital Declares Second Quarter 2017 Dividend

SCOTTSDALE, Ariz., June 15, 2017 – STORE Capital Corporation (NYSE: STOR), an internally managed net-lease real estate investment trust (REIT) that invests in Single Tenant Operational Real Estate, today announced that its Board of Directors has declared a regular quarterly cash dividend on its common stock of $0.29 per share for the second quarter ending June 30, 2017. The dividend will be paid on July 17, 2017 to STORE Capital stockholders of record as of the close of business on June 30, 2017.

About STORE Capital

STORE Capital Corporation is an internally managed net-lease real estate investment trust, or REIT, that is the leader in the acquisition, investment and management of Single Tenant Operational Real Estate, which is its target market and the inspiration for its name. STORE Capital is one of the largest and fastest growing net-lease REITs and owns a large, well-diversified portfolio that consists of investments in over 1,750 property locations, substantially all of which are profit centers, in 48 states. Additional information about STORE Capital can be found on its website at www.storecapital.com.

Investor and Media Contacts:

Financial Profiles, Inc.
Moira Conlon, 310-622-8220
Tricia Ross, 310-622-8226
STORECapital@finprofiles.com